EXHIBIT 10.1

3.28.07

SUBLEASE

THIS SUBLEASE AGREEMENT (“Sublease”) is made as of the 2nd day of April, 2007, by and between Millennium Pharmaceuticals, Inc., a Delaware corporation (“Sublandlord”), and Altus Pharmaceuticals, Inc., a Delaware corporation (“Subtenant”).

RECITALS:

A. Pursuant to a Lease dated as of August 26, 1993, as amended by a First Amendment to Lease dated as of May 18, 1994; by a Second Amendment to Lease dated as of January 9, 1996; by a Third Amendment to Lease dated as of June 12, 1996; by a Fourth Amendment to Lease dated as of March 1, 1997; by a Fifth Amendment to Lease dated as of June 19,1997; by a Sixth Amendment to Lease dated as of January 29, 1999; by a Seventh Amendment to Lease dated as of February 5, 1999; by an Eighth Amendment to Lease dated as of February 7, 2000; and by a Lease Extension Agreement dated December 1, 2000 (the “Extension Agreement”) (hereinafter collectively, as amended and extended, the “Prime Lease”), Sublandlord, as tenant, leased from Massachusetts Institute of Technology, as landlord (hereinafter called “Prime Landlord”), certain premises consisting of approximately 181,022 rentable square feet (approximately 159,995 rentable square feet on the first, second, third and fifth floors of the Building and approximately 21,027 rentable square feet in the basement of the Building), together with all rights appurtenant thereto (hereinafter, the “Leased Premises”), in the Building located at 640 Memorial Drive, Cambridge, Middlesex County, Massachusetts (the “Building”), all as more particularly described in the Prime Lease and the amendments thereto.

B. Sublandlord and Subtenant have agreed that Sublandlord will sublet to Subtenant approximately 72,935 rentable square feet of space, comprising the entire second (2nd) and third (3rd) floors of the Building as shown on Exhibit A attached hereto (hereinafter collectively, the “Subleased Premises”).

C. Sublandlord and Subtenant hereby execute and deliver this Sublease subject to the condition precedent of Sublandlord’s obtaining the Prime Landlord’s written consent hereto.

D. Capitalized terms used herein and not otherwise defined herein shall have the same meanings as defined in the Prime Lease.

AGREEMENTS:

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and for the mutual covenants contained herein, the parties agree as follows:

1. Term. Sublandlord hereby leases to Subtenant, and Subtenant hereby leases from Sublandlord, the Subleased Premises, for a “Term” commencing upon the later of (i) delivery of the Premises with Sublandlord’s Work, as hereinafter defined, substantially complete, as certified by Sublandlord; and (ii) the date this Sublease has been fully executed by Sublandlord and Subtenant and the Prime Landlord has consented to this Sublease (the “Commencement Date”), and expiring on March 31, 2008 (the “Initial Expiration Date”).

2. Tenancy at Will. Following the Initial Expiration Date, this Sublease shall remain in full force and effect, but shall be converted into a tenancy-at-will on a month-to-month basis for the period (the “At-Will Period”) commencing on April 1, 2008 and expiring on December 31, 2008 (the “Prime Expiration Date”). During the At-Will Period, this Sublease may be terminated by either Subtenant or Sublandlord upon sixty (60) days’ prior written notice to the other party hereto; provided, however, that Sublandlord may terminate this Sublease during the At-Will Period only in the event that Sublandlord and Prime Landlord agree, at Prime Landlord’s request, to an early termination of the Prime Lease. Such notice may be given prior to April 1, 2008, and the tenancy-at-will may be thereby terminated within the first sixty (60) days thereafter, but in no event prior to March 31, 2008. On the Prime Expiration Date, such tenancy-at-will shall automatically terminate without any requirement of notice from either party. Any period during which such tenancy-at-will exists shall be governed by the terms of this Sublease. The “Expiration Date” shall be the later of (i) April 1, 2008 or (ii) such later date before the Prime Expiration Date on which the At-Will Period is terminated as provided in this Section 2.

3. Condition of the Subleased Premises. The Subleased Premises are leased to Subtenant in their “as is” condition as of the date hereof, subject to the work to be performed by Sublandlord, as set forth in Exhibit B attached hereto (“Sublandlord’s Work”). Sublandlord makes no representations, warranties or promises, except as otherwise provided in Exhibit B, Section 30 and this Section 3, with respect to the Subleased Premises, the condition of any equipment therein or the suitability of the Sublease Premises for the uses contemplated by this Sublease. Subtenant agrees to accept possession of the Subleased Premises on the Commencement Date “as is,” in their same condition on the date hereof, subject to the performance by Sublandlord of Sublandlord’s Work.

4. Fixtures; Laboratory Equipment; Furniture. To the extent that there are any fixtures or equipment attached to the Subleased Premises, the same may be used by Subtenant during the Term of this Sublease, and shall remain with the Subleased Premises at the end of the Term. To the extent that any personal property is in the Subleased Premises as of the date of this Sublease, Subtenant accepts possession of all such personal property, without warranty or representation as to the condition thereof, or its fitness for any particular purpose, and such personal property shall be deemed transferred to Subtenant as of the Commencement Date, and Subtenant shall remove the same from the Subleased Premises by the Expiration Date or earlier date of termination of this Sublease. Subtenant shall insure such personal property for its full replacement value during the Term.

5. Subtenant’s Work. Subject to Sublandlord’s prior written consent and approval, which shall not be unreasonably withheld, conditioned or delayed, and Prime Landlord’s prior written consent and approval in accordance with the Prime Lease, Subtenant shall have the right to construct, at Subtenant’s sole cost and expense, alterations to the Subleased Premises to accommodate Subtenant’s occupancy thereof. All alterations shall be performed in accordance with the terms of the Prime Lease. Subtenant shall be solely responsible for removing any alterations installed by Subtenant upon the expiration or termination of this Sublease, to the extent that such removal is required by the Prime Lease. Sublandlord shall permit such reasonable access to the Subleased Premises after the execution of this Sublease and before the Commencement Date as Subtenant may require to construct permitted alterations in the Subleased Premises, provided that the same do not interfere with the performance of Sublandlord’s Work.

6. Rent. The annual base rent per year, drawn on a U.S. bank, payable in advance in equal monthly installments, commencing on the Commencement Date, and thereafter on the first day of each calendar month of the Term in advance, prorated for any partial month at the beginning or end of the Term, shall be One Million Four Hundred Fifty-Eight Thousand Seven Hundred Dollars ($1,458,700.00) annually, or One Hundred Twenty-One Thousand Five Hundred Fifty-Eight and 33/100 Dollars ($121,558.33) monthly. The Rent is intended to be gross rent and includes, without limitation, the following: (i) all charges for utilities furnished to the Subleased Premises, except as set forth in Section 7 below; and (ii) all Additional Rent due under the Prime Lease with respect to the Subleased Premises including, without limitation, Taxes and Operating Expenses (except any Additional Rent occasioned by the default of Subtenant hereunder).

Rent and all other charges due hereunder shall be payable without set-off, offset, deduction or counterclaim at Sublandlord’s address set forth below or at such other place as may be set forth by notice from Sublandlord to Subtenant. Any installment of rent due or accruing hereunder and any other sum, whether termed rent or otherwise, and payable hereunder by Subtenant to Sublandlord, not paid within five (5) business days after written notice that such payment is overdue, shall bear interest from the due date at a rate equal to the prime rate published by the Wall Street Journal from time to time plus three percent (3%).

7. Services. The Subleased Premises shall have available hot water, cold water, tempered water, compressed air, standby power and ventilation, and the removal of lab waste from the Subleased Premises. From and after the Commencement Date, Subtenant shall be solely responsible for their operation, including all utility costs associated therewith and governmental permits required therefor. Subtenant agrees to perform the obligations set forth on Exhibit B with respect to the equipment servicing the Subleased Premises, as described therein.

8. Security System. The Subleased Premises currently contains security card readers and security panels dedicated to the Subleased Premises, which equipment Sublandlord shall leave in place and permit Subtenant to use during the Term, provided Subtenant shall contract directly for any services necessary to operate such facilities. Subtenant shall provide, at its sole cost and expense, any additional security equipment or services that it requires, subject to Sections 4 and 5 of this Sublease and the terms of the Prime Lease.

9. Lab Systems. Subtenant shall have the right during the Term to use the Reverse Osmosis System (“RO System”) and pH neutralization system located at the Building (the “pH System,” and collectively, the “Lab Systems”), as set forth in Exhibit B hereto. Subtenant shall be responsible during the Term, at Subtenant’s sole expense, for all maintenance and repairs to the Lab Systems, except as provided herein. Subtenant shall promptly apply for, obtain and maintain in good standing all governmental permits and approvals required for the operation of the Lab Systems, at Subtenant’s sole expense, except as provided herein.

In the event that Sublandlord occupies any space in the Building during the Term, Sublandlord and Subtenant shall each have a non-exclusive right to use the Lab Systems during such occupancy (the “Shared Use Period”), and each party shall permit such reasonable access by the other party as is necessary for the reasonable use, maintenance and repair of the Lab Systems, provided Subtenant shall comply with Sublandlord’s reasonable rules and regulations regarding the use and operation of the Lab Systems. During the Shared Use Period, Sublandlord shall be responsible, at its sole cost and expense, for all maintenance and repairs to the Lab Systems, and Subtenant shall pay to Sublandlord as Additional Rent Subtenant’s proportionate share of the costs of maintenance and repair to the Lab Systems, which proportionate share shall be fifty percent (50%). During the Shared Use Period, Sublandlord shall apply for and obtain governmental permits and approvals for the operation of the pH System (“Permits”). In the event Sublandlord obtains such Permits, Subtenant shall terminate and abandon any Permits that it has obtained relating to the pH System, and Subtenant’s use of the pH System shall thereafter be subject to Permits obtained by Sublandlord, and Subtenant shall not take any action that would violate the terms and provisions of such Permits.

10. Maintenance and Repairs. Except as otherwise expressly provided herein, Subtenant shall be responsible, commencing on the Commencement Date, for all maintenance and repairs to equipment solely serving the Subleased Premises and located within the Subleased Premises. Subtenant shall also be responsible during the Term, at Subtenant’s sole expense, for the maintenance and repair of the generator located in the parking lot adjacent to the Subleased Premises. Notwithstanding the foregoing, Subtenant shall be responsible for the Subtenant’s Proportionate Share of all costs related to any shared building systems repaired by the Sublandlord or Landlord, excluding any capital expenditures. “Subtenant’s Proportionate Share” shall be a fraction, the numerator of which shall be the number of net rentable square feet within the Subleased Premises, and the denominator of which shall be the number of net rentable square feet within the Building.

11. Parking. Subtenant shall have the right to use during the Term one hundred eight (108) parking spaces in the Building parking lot leased by Sublandlord from Prime Landlord pursuant to Section 9 of the Extension Agreement. Prior to the Initial Expiration Date, Subtenant may use such parking spaces at no additional cost. During the At-Will Period, Subtenant shall pay to Sublandlord, as Additional Rent, Eighteen Thousand Three Hundred Sixty Dollars ($18,360.00) monthly for the use of said parking spaces.

12. Personal Property Taxes. Subtenant agrees to pay to local tax authorities and other governmental agencies throughout the term of this Sublease all personal property taxes which may be levied against Subtenant’s merchandise, trade fixtures and other personal property in and about the Subleased Premises.

13. Use. Subtenant shall use the Subleased Premises solely for the uses permitted under the Prime Lease.

14. Prime Lease Terms and Conditions. Except as may be inconsistent with the other provisions hereof, the terms and conditions of the Prime Lease as applicable to the Subleased Premises, other than the payment of rent, are hereby incorporated by reference and made a part hereof, meaning that, as applicable, references to “Lessee” or “Tenant” therein shall be deemed to be “Subtenant” hereunder, references to “Lessor” or “Landlord” therein shall be deemed to be “Sublandlord” hereunder, and such other terms shall be deemed modified as may be appropriate in the given context, provided (i) Prime Landlord shall continue to have all rights set forth in the Prime Lease (notwithstanding the fact that Sublandlord shall also have the same rights under this Sublease), and (ii) Sublandlord shall not be deemed to have assumed any of the obligations of Prime Landlord as a result of the incorporation of the Prime Lease. This Sublease and all of its terms, covenants, representations, warranties, agreements and conditions are in all respects subject and subordinate to the Prime Lease. Subtenant agrees that in no event shall Prime Landlord be (a) liable for any act or omission of Sublandlord; (b) liable for the return of any security deposit unless Prime Landlord is holding the same; (c) subject to any offsets or defenses which Subtenant may have against Sublandlord; or (d) bound by any rent or additional rent which Subtenant may have prepaid for more than the current month. Sublandlord shall use reasonable efforts to enforce the obligations of the Prime Landlord under the Prime Lease, provided that Sublandlord shall not be obligated to commence litigation to do so.

15. Subtenant Obligations Under Prime Lease. Subtenant agrees to perform, fulfill, and observe all of the covenants, agreements, obligations, conditions, representations, warranties, terms and provisions imposed upon Sublandlord as Tenant of the Subleased Premises under the Prime Lease as applicable to the Subleased Premises arising from and after the Commencement Date, except for rent allocable to the Subleased Premises, which shall be governed by this Sublease. Subtenant agrees to indemnify and hold Sublandlord harmless from and against any and all claims, liabilities, losses and damages of any kind whatsoever (including, without limitation, reasonable attorneys’ fees and expenses) which Sublandlord may incur by reason of Subtenant’s failure to perform, fulfill or observe any of the covenants or agreements set forth herein or the applicable provisions set forth in the Prime Lease. Notwithstanding the foregoing, Subtenant shall have no obligation to (i) cure any default of Sublandlord under the Prime Lease, (ii) perform any obligation of Sublandlord under the Prime Lease which arose prior to the Commencement Date and Sublandlord failed to perform, (iii) repair any damage to the Subleased Premises caused by Sublandlord, (iv) remove any alterations or additions installed within the Subleased Premises by Sublandlord, (v) indemnify Sublandlord or Prime Landlord with respect to any negligence or willful misconduct of Sublandlord, its agents, invitees, employees or contractors or other subtenants of the Building other than Subtenant, (vi) discharge any liens on the Subleased Premises or the Building which arise out of any work performed by or at the direction of Sublandlord or (vii) remediate any Hazardous Materials in, on or about the Subleased Premises caused by any party other than Subtenant, its agents, invitees, employees or contractors. Sublandlord agrees to indemnify and hold Subtenant harmless from and against any and all claims, liabilities, losses and damages of any kind whatsoever (including, without limitation, reasonable attorneys fees and expenses) which Subtenant may incur by reason of Sublandlord’s failure to pay rent when due under the Prime Lease, or any other default by Sublandlord under the Prime Lease, provided that Subtenant has timely paid to Sublandlord rent when due hereunder. The indemnification obligations of each party shall survive the termination or expiration of this Sublease.

16. Termination. This Sublease shall terminate upon the termination of the Prime Lease for any reason whatsoever, without any liability therefor on the part of Sublandlord to Subtenant (except as expressly set forth in Section 15 above), with the same force and effect as if the date of such termination had been provided expressly in this Sublease as the Expiration Date. Sublandlord covenants and agrees that prior to the Initial Expiration Date Sublandlord will not voluntarily surrender or terminate the Prime Lease except in the event of a taking or casualty in accordance with the Prime Lease, nor shall it agree to modify or amend the Prime Lease in any way that will reduce the rights or increase the obligations of Subtenant under this Sublease in any material respect.

17. Compliance with Law. Subtenant shall comply with all statutes, ordinances, rules, orders, regulations or requirements relating to its specific use of the Subleased Premises, including environmental regulations applicable to its particular manner of use of the Subleased Premises, as opposed to the Permitted Uses under the Prime Lease, and in no event shall Sublessee ever be responsible for making any capital expenditures hereunder, and Subtenant shall obtain and comply with all government permits and approvals required in connection with Subtenant’s research and other activities in the Subleased Premises. Notwithstanding anything to the contrary contained herein, in no event shall Subtenant be liable for any existing violations of applicable law with respect to the Subleased Premises existing on the Commencement Date of the Sublease. Subtenant agrees to provide reasonable cooperation to Sublandlord and Prime Landlord to secure any necessary permits or approvals related to the operation of the Building. Subtenant also agrees to provide reasonable cooperation to Sublandlord and Prime Landlord in responding to any inquires from regulatory authorities regarding the use or operation of the Building or Subtenant’s operations therein.

18. Surrender. Prior to the Expiration Date or earlier termination of this Sublease, Subtenant shall, at Subtenant’s sole cost and expense, (i) decommission all regulated equipment and materials and (ii) deliver certifications reasonably satisfactory to Sublandlord that all radioactive, biological and hazardous materials have been removed from the Subleased Premises.

19. Insurance. Prior to the Commencement Date, and at least twenty (20) days prior to the expiration thereof during the Sublease Term, Subtenant shall provide to Sublandlord certificates which evidence the insurance coverages required under the Prime Lease, which insurance shall name both Prime Landlord and Sublandlord as additional insureds thereunder.

20. Holding Over. If Subtenant remains on the Subleased Premises after the Expiration Date or after earlier termination of this Sublease, then such holding over shall not be deemed to extend or renew the term of this Sublease or to create any tenancy at will (except as expressly provided herein), but such holding over shall be as a tenancy-at-sufferance only subject to all the terms and provisions of this Sublease; provided, however, Subtenant shall be liable for two hundred percent (200%) of all rent and other charges related to occupancy of the Subleased Premises. In addition, Subtenant shall indemnify and hold harmless Sublandlord from and against all liability, damages, losses and claims (including, without limitation, reasonable attorneys’ fees and expenses) incurred by Sublandlord in connection with the holding over of Subtenant including, without limitation, any liability of Sublandlord to Prime Landlord. Notwithstanding the foregoing, Sublandlord may, at its option, regain possession of the Subleased Premises or any part thereof by any and all means available to Sublandlord under this Sublease, the Prime Lease, or at law. The provisions of this Section 20 shall be superseded by any separate agreement between Prime Landlord and Subtenant under which Subtenant retains occupancy of the Subleased Premises from and after the Prime Expiration Date, provided that Sublandlord shall have no liability with respect to the Subleased Premises from and after the Prime Expiration Date.

21. Brokerage Representations. Sublandlord and Subtenant each represents that it has not dealt with any broker in connection with this Sublease except CB Richard Ellis and CRESA Partners, LLC (the “Brokers”). Each party hereby agrees to defend, indemnify and hold harmless the other party from and against any loss, cost or expense (including reasonable attorneys’ fees) incurred as a result of its breach of the foregoing representation. Sublandlord shall pay the Brokers the brokerage commission fee or other compensation due the Brokers in connection with this Sublease under separate agreements between and among Sublandlord and Brokers and shall indemnify and hold Subtenant harmless from and against any and all liability, claims, suits, demands, judgments, costs, interest and expenses (including, without being limited to, reasonable attorneys’ fees and expenses) which Subtenant may be subject to or suffer by reason of any claim made by the Brokers for any commission, fee or other compensation as a result of the execution and delivery of this Sublease.

22. Assignment and Subletting. Subtenant shall not assign or sublease this Sublease without the prior written consent of Sublandlord, which consent may be withheld in Sublandlord’s sole discretion, and the prior written consent of Prime Landlord, as provided in the Prime Lease. Notwithstanding anything to the contrary contained herein, Sublandlord’s consent shall not be required for a proposed assignment of this Sublease or subletting of the Subleased Premises to an entity (1) that controls, is controlled by or is under common control with Subtenant, or (2) provided that the net worth of the successor entity is no less than the net worth of Subtenant as of the date of this Sublease, that (i) acquires all or substantially all of Subtenant’s assets, stock or membership interests or (ii) that merges or consolidates with Subtenant.

23. Prime Landlord’s Consent Contingency. This Sublease is conditioned upon obtaining Prime Landlord’s written consent to this Sublease, which Sublandlord agrees to use all reasonable efforts to obtain.

24. Notices. Any notice required hereunder shall be deemed to have been given when deposited with the U.S. Mail (certified mail, postage prepaid, return receipt requested), when deposited with a recognized overnight courier, or when delivered in hand by a direct courier who obtains a receipt for such delivery. Such notices shall be sent to the following addresses:

If to Sublandlord:
Millennium Pharmaceuticals, Inc.
40 Landsdowne Street
Cambridge, Massachusetts 02139
Attention: Mr. Kenneth Doyle, Senior Manager of Real Estate Facilities Planning

With a copy to:
Katharine E. Bachman, Esq.
Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109

If to Subtenant:

Prior to occupancy:

Altus Pharmaceuticals, Inc.
125 Sidney Street
Cambridge, MA 02139-4807
Attention: Jonathan Lieber, Vice President and Chief Financial Officer and Bruce Leicher, General Counsel

After occupancy:

Altus Pharmaceuticals, Inc.
640 Memorial Drive
Cambridge, MA 02139
Attention: Jonathan Lieber, Vice President and Chief Financial Officer and Bruce Leicher, General Counsel

Any party may change its address for notice by notifying the other parties as aforesaid.

25. No Partnership. Sublandlord shall not be held to be a partner, joint venturer, or associate of Subtenant in the conduct of its business, it being expressly understood and agreed that the relationship between the parties hereto is and at all times shall remain that of Sublandlord and Subtenant.

26. Entire Agreement. All prior understandings and agreements between the parties are merged within this Sublease, which alone fully and completely sets forth the understanding of the parties, and this Sublease may not be changed or terminated orally or in any manner other than by an agreement in writing and signed by the party against whom enforcement of the change or termination is sought.

27. Binding Effect. The covenants and agreements herein contained shall bind and inure to the benefit of Sublandlord and Subtenant and their permitted successors and assigns.

28. Governing Law. The Sublease and all rights and remedies thereunder shall be governed by the law of the Commonwealth of Massachusetts.

29. Limitation of Liability. No director, officer, shareholder, employee, adviser or agent of Sublandlord or Subtenant shall be personally liable in any manner or to any extent under or in connection with this Sublease. In no event shall Sublandlord, Subtenant or any of their directors, officers, shareholders, employees, advisers or agents be responsible for any consequential, indirect or special damages or interruption or loss of business, income or profits.

30. Sublandlord Representations. Sublandlord represents and warrants: (i) that it is the holder of the interest of the “Tenant” under the Prime Lease and said interest is not the subject of any lien, assignment, sublease, or other hypothecation or pledge, (ii) that the Prime Lease is in full force and effect unmodified, except as set forth above, and constitutes the entire agreement between the Prime Landlord and Sublandlord in respect of the Subleased Premises, (iii) that no notices of default have been served on Sublandlord under the Prime Lease which have not been cured, and (iv) to the best of Sublandlord’s knowledge, neither Sublandlord nor Prime Landlord is in default under the Prime Lease. Sublandlord represents that, to the best of Sublandlord’s knowledge, there are no Hazardous Materials within the Subleased Premises as of the date of this Sublease.

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IN WITNESS WHEREOF the parties hereto set their hands and seals as of the day and year first above written.

SUBLANDLORD:

MILLENNIUM PHARMACEUTICALS, INC.

By: /s/ Marsha Fanucci Name: Title:	Marsha Fanucci Senior Vice President and Chief Financial Officer

SUBTENANT:

ALTUS PHARMACEUTICALS, INC.

By: /s/ Jonathan I. Lieber
Name: Title:	Jonathan I. Lieber Vice President, Chief Financial Officer and Treasurer

EXHIBIT A

SUBLEASED PREMISES

(Diagrams omitted)

EXHIBIT B

SUBLANDLORD’S WORK; SUBTENANT’S OBLIGATIONS

1.	Sublandlord shall demise the first and second floors by putting up temporary partitions around the interconnecting stairway.

2.	All mechanical, electrical and plumbing systems shall be in good working order and adequate to service the space as currently built.

3.	All non-plug-in lab equipment shall remain in the space and shall be delivered for Subtenant’s use “as-is.” Sublandlord makes no representation that the equipment in its current condition is fully operational.

4.	Compressed air and vacuum units currently located on the third floor shall be turned over as fully functional units for Subtenant’s use. Subtenant shall be responsible during the Term, at Subtenant’s sole expense, for all maintenance and repairs to such equipment. Subtenant shall promptly apply for, obtain and maintain in good standing all governmental permits and approvals required for the operation of the foregoing, at Subtenant’s sole expense.

5.	Subject to the provisions of Section 9 of this Sublease, the reverse osmosis system (“RO System”) at the Building shall be turned over as a fully functional unit for Subtenant’s use. The RO System is located on the first floor, outside of the Subleased Premises. An employee of Sublandlord shall escort any vendor who is to perform maintenance and repair on behalf of Subtenant on the RO System.

6.	Sublandlord shall turn over one generator as a fully functional unit for Subtenant’s use, located in the parking lot adjacent to the Subleased Premises. Subtenant shall be responsible during the Term, at Subtenant’s sole expense, for all maintenance and repairs to such equipment. Subtenant shall promptly apply for, obtain and maintain in good standing all governmental permits and approvals required for the operation of the foregoing, at Subtenant’s sole expense.

7.	Subject to the provisions of Section 9 of this Sublease, the pH neutralization system at the Building shall be turned over as a fully functional unit for Subtenant’s use during the Term.

8.	All other modifications are the responsibility of Subtenant, subject to the terms of this Sublease.

LANDLORD CONSENT TO SUBLEASE

For $1.00 and other good and valuable consideration, the undersigned, Massachusetts Institute of Technology, as Landlord (the “Landlord”) under a certain Lease dated as of August 26, 1993, as amended by a First Amendment to Lease dated as of May 18, 1994; by a Second Amendment to Lease dated as of January 9, 1996; by a Third Amendment to Lease dated as of June 12, 1996; by a Fourth Amendment to Lease dated as of March 1, 1997; by a Fifth Amendment to Lease dated as of June 19,1997; by a Sixth Amendment to Lease dated as of January 29, 1999; by a Seventh Amendment to Lease dated as of February 5, 1999; by an Eighth Amendment to Lease dated as of February 7, 2000; and by a Lease Extension Agreement dated December 1, 2000 (the “Extension Agreement”) (hereinafter collectively, as amended and extended, the “Prime Lease”), with Millennium Pharmaceuticals, Inc., as Tenant (the “Tenant”), with respect to the Premises consisting of approximately 181,022 square feet of space located at 640 Memorial Drive, Cambridge, Massachusetts (the “Leased Premises”) hereby consents, pursuant to Section 8 of the Extension Agreement, to the sublease by Tenant to Altus Pharmaceuticals, Inc., as subtenant (the “Subtenant”) for approximately 72,935 rentable square feet of space located on the second and third floors of the building located at 640 Memorial Drive commencing upon Sublease execution, and terminating on or before December 31, 2008, provided that Tenant shall remain liable to Landlord for the payment of all rent under the Lease and for the full performance of the covenants and conditions of the Lease.

LANDLORD:

MASSACHUSETTS INSTITUTE OF TECHNOLOGY

By:

Its:

Name: